Exhibit 99

N E W S   R E L E A S E

[Logo of UnitedHealth Group]

Contact:	John Penshorn
Director of Capital Markets Communications & Strategy 952-936-7214 Mark Lindsay Director of Public Communications & Strategy 952-992-4297

(For Immediate Release)

UNITEDHEALTH GROUP COMPLETES MERGER WITH

OXFORD HEALTH PLANS, INC.

Minneapolis, Minnesota (July 29, 2004) – UnitedHealth Group (NYSE: UNH) announced that it has received all necessary approvals to complete its merger with Oxford Health Plans, Inc (Oxford) (NYSE: OHP), and that the merger was completed following the close of business today.

Under the merger agreement, Oxford stockholders will receive $16.17 in cash and 0.6357 of a share of UnitedHealth Group common stock for each share of Oxford common stock.

“We look forward to combining the resources of our companies and leveraging our strengths to advance health and well-being on behalf of employers, consumers, physicians and hospitals in the tri-state region,” stated Mr. Charles Berg, who will remain chief executive officer of Oxford and additionally will assume responsibility for all UnitedHealthcare operations serving the tri-state markets.

UnitedHealth Group projects the acquisition will be immediately additive to earnings per share and will bring 2004 full year earnings per share growth to 30 percent or more. The Company is increasing its expectations for 2004 earnings to a range of $3.86 to $3.88 per share, with projected third quarter earnings of $0.99 to $1.00 per share. The Company now projects 2005 results, inclusive of Oxford, in the range of $4.63 to $4.67 per share.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified Fortune 100 company that provides a broad spectrum of resources and services to help people achieve improved health and well-being through all stages of life. UnitedHealth Group offers products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 55 million individuals nationwide.

About Oxford Health Plans, Inc.

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s commercial insured products and services include traditional health maintenance organizations, preferred and exclusive provider organizations, point-of-service plans and consumer-directed health plans. The Company also offers Medicare plans and third-party administration of employer-funded benefits plans. More information about Oxford Health Plans, Inc. is available at www.oxfordhealth.com.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. A list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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